Exhibit 10.1

LIFELINE SYSTEM, INC.

Stock Appreciation Right Agreement

Granted Under 2000 Stock Incentive Plan

1. Grant of Stock Appreciation Right.

This agreement evidences the grant by Lifeline Systems, Inc., a Massachusetts corporation (the “Company”), on February 2, 2005 (the “Grant Date”) to Ronald Feinstein, the President and Chief Executive Officer of the Company (the “Participant”), of a stock appreciation right exercisable, in whole or in part, with respect to a total of 25,000 shares (the “Shares”) of common stock, $0.02 par value per share, of the Company (the “Common Stock”) at a price of $26.46 per share (the “Exercise Price”), on the terms provided herein and in the Company’s 2000 Stock Incentive Plan (the “Plan”). Unless earlier terminated, this stock appreciation right shall expire at 5:00 p.m., Eastern time, on February 2, 2012 (the “Final Exercise Date”).

Except as otherwise indicated by the context, the term “Participant,” as used in this agreement, shall be deemed to include any person who acquires the right to exercise this stock appreciation right validly under its terms.

2. Vesting Schedule.

This stock appreciation right will become exercisable (“vest”) as to 6.25% of the original number of Shares at the end of each successive three-month period following the Grant Date until the fourth anniversary of the Grant Date.

The right of exercise shall be cumulative so that to the extent the stock appreciation right is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this stock appreciation right under Section 3 hereof or the Plan.

3. Exercise of Stock Appreciation Right.

(a) Form of Exercise. Each election to exercise this stock appreciation right shall be in writing (in substantially the form attached hereto as Exhibit A), signed by the Participant, and received by the Company at its principal office, accompanied by this agreement. The Participant may exercise the stock appreciation right with respect to less than the number of shares covered hereby, provided that no partial exercise of this stock appreciation right may be with respect to any fractional share or for fewer than ten whole shares.

(b) Receipt of Stock Upon Exercise. Upon exercise of this stock appreciation right, with respect to each Share so exercised, the Participant shall receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Exercise Price of one Share. Such amount shall be paid to the Participant in shares of Common Stock (based on the Fair Market Value of such shares). For purposes hereof, “Fair Market Value” shall mean the closing price per share of the Common Stock on the Nasdaq

National Market, as reported by Nasdaq, for the business day immediately preceding the date of exercise, or if the Common Stock is not so traded, “Fair Market Value” shall be as otherwise determined by (or in the manner approved by) the Board of Directors of the Company (the “Board”) in good faith.

(c) No Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of this stock appreciation right. In lieu of any fractional shares to which the Participant would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock.

(d) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this stock appreciation right may not be exercised unless the Participant, at the time this stock appreciation right is exercised, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive grants under the Plan (an “Eligible Participant”).

(e) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (f) and (g) below, the right to exercise this stock appreciation right shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this stock appreciation right shall be exercisable only to the extent that the Participant was entitled to exercise this stock appreciation right on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this stock appreciation right shall terminate immediately upon such violation.

(f) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (g) below, this stock appreciation right shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this stock appreciation right shall be exercisable only to the extent that this stock appreciation right was exercisable by the Participant on the date of his or her death or disability, and further provided that this stock appreciation right shall not be exercisable after the Final Exercise Date.

(g) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this stock appreciation right shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4. Withholding.

No shares of Common Stock will be issued pursuant to the exercise of this stock appreciation right unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this stock appreciation right.

5. Nontransferability of Stock Appreciation Right.

This stock appreciation right may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this stock appreciation right shall be exercisable only by the Participant.

6. Acquisition and Change in Control Events.

(a) Acquisition Event. Upon the occurrence of an Acquisition Event (as defined in the Plan) (regardless of whether such event also constitutes a Change in Control Event (as defined in the Plan)), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that this stock appreciation right shall be assumed, or an equivalent stock appreciation right shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, this stock appreciation right shall be immediately exercisable in full upon the occurrence of such Acquisition Event. For purposes hereof, this stock appreciation right shall be considered to be assumed if, following consummation of the Acquisition Event, the stock appreciation right confers the right to purchase, for each share of Common Stock issuable upon exercise of this stock appreciation right immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this stock appreciation right to consist, for each share of Common Stock issuable upon exercise of this stock appreciation right, solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, this stock appreciation right, then the Board shall, upon written notice to the Participant, provide that this stock appreciation right will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participant before the consummation of such Acquisition Event; provided, however, in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), then the Board may instead provide that this stock appreciation right shall terminate upon consummation of such Acquisition Event and that the Participant shall receive, in exchange for each share of Common Stock issuable upon exercise of this stock appreciation right, the Acquisition Price.

(b) Change in Control Event that is not an Acquisition Event. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, this stock appreciation right shall automatically become immediately exercisable in full.

7. Liquidation or Dissolution.

In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participant provide that this stock appreciation right will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

8. Provisions of the Plan.

This stock appreciation right is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this stock appreciation right.

IN WITNESS WHEREOF, the Company has caused this stock appreciation right to be executed under its corporate seal by its duly authorized officer. This stock appreciation right shall take effect as a sealed instrument.

LIFELINE SYSTEMS, INC.

By:	/s/ Mark Beucler
Name:	Mark Beucler
Title:	CFO

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing stock appreciation right and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2000 Stock Incentive Plan.

PARTICIPANT:
/s/ Ronald Feinstein
Ronald Feinstein

Address:	1 Robin Road
Weston, MA 02493

Exhibit A

NOTICE OF STOCK OPTION EXERCISE

Date:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, MA 01702

To Whom It May Concern:

I am the holder of a stock appreciation right with respect to a total of 25,000 shares of common stock, $0.02 par value per share (the “Common Stock”), of Lifeline Systems, Inc. (the “Company”) granted on February 2, 2005 pursuant to the Company’s 2000 Stock Incentive Plan with an exercise price of $26.46 per share. I hereby exercise my stock appreciation right with respect to                      shares of Common Stock.

Very truly yours,

Ronald Feinstein